THE MARCUS CORPORATION REPORTS IMPROVED FOURTH QUARTER
AND FISCAL 2006 RESULTS

Operating income up 63% in fourth quarter; Earnings from continuing operations increase 15% for the year

Milwaukee, Wis., July 27, 2006… The Marcus Corporation (NYSE: MCS) today reported increased revenues, operating income and earnings from continuing operations for the fourth quarter and fiscal year ended May 25, 2006.

Fourth Quarter Fiscal 2006 Highlights

•	Total revenues for the fourth quarter of fiscal 2006 were $67,223,000, a 12.6% increase from revenues of $59,722,000 for the fourth quarter of the prior year.
•	Operating income increased 62.8% to $7,117,000 for the fourth quarter of fiscal 2006, from operating income of $4,372,000 for the fourth quarter of fiscal 2005.
•	Earnings from continuing operations increased 11.8% to $2,174,000 or $0.07 per diluted share, from earnings from continuing operations of $1,944,000 or $0.06 per diluted share for the comparable prior period.
•	Net earnings were $3,015,000 or $0.10 per diluted share for the fourth quarter of fiscal 2006, compared to net earnings of $2,893,000 or $0.09 per diluted share for the same period in fiscal 2005.
•	Results from the company’s former limited-service lodging division, Miramonte Resort and vacation ownership development have been classified as discontinued operations in accordance with current accounting pronouncements. Prior year results have been restated to conform to the current year presentation.

Fiscal 2006 Highlights

•	Total revenues for fiscal 2006 were $289,244,000, an 8.3% increase from revenues of $267,058,000 in fiscal 2005.
•	Operating income was $39,540,000 in fiscal 2006, a 1.6% increase from operating income of $38,902,000 in fiscal 2005.

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•	Earnings from continuing operations increased 14.8% to $22,468,000 or $0.73 per diluted share for fiscal 2006, compared to earnings from continuing operations of $19,578,000 or $0.64 per diluted share for the prior year.
•	Net earnings were $28,271,000 or $0.91 per diluted share in fiscal 2006, compared to net earnings of $99,221,000 or $3.25 per diluted share for fiscal 2005.
•	The net earnings for fiscal 2005 include gains from the sale of the company’s former limited-service lodging division and Miramonte Resort, which have been classified as discontinued operations.

“We ended fiscal 2006 on a high note, with solid fourth quarter increases in revenues, operating income and earnings from continuing operations. This was our fourth consecutive quarter of increased earnings from continuing operations, with both of our divisions contributing to the improvement,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

“For the year, our improved results were driven by the strong performance of Marcus Hotels and Resorts. Although Marcus Theatres’ results for the last three quarters of fiscal 2006 increased over the same period last year, it wasn’t enough to offset the impact of a particularly weak slate of movies in the first quarter last summer,” said Marcus.

Marcus Theatres

Marcus Theatres reported increased revenues and operating income in the fourth quarter, with a 4.3% increase in attendance. “The fourth quarter movie slate had broad appeal, attracting audiences of all ages. Top pictures for the fourth quarter were Ice Age 2: The Meltdown, The Da Vinci Code and Mission Impossible 3,” said Marcus.

“Although the division’s overall results were down for the year, the improving trends were quite encouraging,” said Marcus. He noted that the highest-grossing films for the year were Harry Potter and the Goblet of Fire, Chronicles of Narnia: The Lion, The Witch and The Wardrobe, War of the Worlds, Star Wars: Episode III – Revenge of the Sith and Wedding Crashers.

“In early July, we broke ground for ‘The Majestic,’ our new flagship theatre in Brookfield, Wis. This will be an entertainment destination featuring 16 stadium-style auditoriums, including two UltraScreens®, and a multi-purpose auditorium named the Palladium that will be fully equipped for live performances such as comedy shows, musicals, meetings and movies. The Majestic will also include an Italian restaurant, a café with name-brand coffee, ice cream and hand-dipped chocolates, and the Palladium Lounge, where guests over 21 can enjoy a cocktail before or after a performance. The Majestic will be one of the first theatres in the country to combine restaurants, a multi-use venue

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and large UltraScreens into one entertainment facility. We believe this new concept will further refine and enhance the movie-going experience and look forward to its anticipated opening in spring 2007,” said Marcus. He added that construction continues on two new theatres in Green Bay and Sturtevant, Wis., with both theatres scheduled to open in November 2006.

“The industry is moving cautiously forward with plans for the introduction of digital cinema and we are currently testing digital cinema hardware and software at some of our theatres,” he added.

“Fiscal 2007 has begun very well, with box office receipts and concession sales for the first half of the summer showing nice gains over the same period last year. The very strong box office for Pirates of the Caribbean: Dead Man’s Chest set a new record for the best summer week in our history, illustrating that when we have top-quality movies to show, the audience responds. Other movies that have performed well to this point in the summer include X-Men 3, Cars and Superman Returns. We are hopeful that this improvement will continue for the remainder of the summer, with potential hits including Snakes on a Plane, Talledega Nights: The Ballad of Ricky Bobby and The Ant Bully,” said Marcus.

Marcus Hotels and Resorts

“This was an excellent quarter and a great year for Marcus Hotels and Resorts, as the division benefited from new properties and the continued improvement in business travel,” said Marcus.

Revenue per available room, or RevPAR, for comparable properties increased 6.8% in fiscal 2006 and operating income for the division was up 23.3% for the year. Including three new properties – the Four Points by Sheraton Chicago Downtown/Magnificent mile, the Wyndham Milwaukee Center and the Westin Columbus Hotel in Columbus, Ohio – RevPAR increased 11.4% in fiscal 2006. In addition to overall improvement at the division’s five comparable company-owned hotels, the three new properties also contributed to the increased operating income in the fourth quarter and fiscal 2006.

“Construction is nearing completion on the Platinum Hotel & Spa in Las Vegas, a joint-venture condominium hotel project that is currently expected to open in September 2006. We expect to report a significant development profit from this project and will receive management fees and share in any joint-venture earnings on the commercial areas of the hotel after it opens. Construction is also continuing on the renovation of the Hilton Skirvin in Oklahoma City, a public-private redevelopment project that is expected to open in February 2007,” said Marcus.

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“In addition to the new projects, we continue to invest in our existing properties. Current projects include a major renovation at the Wyndham Milwaukee Center, a new restaurant and spa at the Pfister Hotel in Milwaukee along with the renovation of the guest rooms in the original historic building, and a conference center expansion at the Grand Geneva Resort in Lake Geneva, Wis.,” said Marcus.

“With the opening of the Platinum Hotel & Spa and the Hilton Skirvin, we will have approximately 4,000 rooms under management. Our goal continues to be 6,000 rooms under management over the next three to four years. The division’s expanded development team is continually evaluating potential new projects and we have a number of good opportunities in the pipeline,” said Marcus.

“We are encouraged by the near-term outlook for Marcus Hotels and Resorts. The summer is off to a good start and advanced bookings for the next few months are very promising. Group business, a segment that is very important to several of our properties, appears to be improving. We believe our ongoing investments in both new and existing properties provide opportunities for continued growth in revenues and operating income for this division over the long term,” he added.

Summary

“In fiscal 2006, we delivered on our commitment to build value for our shareholders. We paid a special dividend of $7.00 per share in February 2006, returning approximately $214 million in proceeds from the sale of the limited-service lodging division to our shareholders. We increased the regular quarterly cash dividend by 36% and, beginning in May 2006 and continuing into the first quarter of fiscal 2007, we have repurchased nearly 400,000 shares of our common stock in the open market under an existing board authorization. We still have over $35 million in cash on our balance sheet and significant borrowing capacity to invest in growing our theatre and hotel businesses over the next year and beyond,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, July 27, 2006, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-4900. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, August 3, 2006 by dialing 1-888-203-1112 and entering the passcode 5681145. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, owns or manages 501 screens at 44 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 13 hotels and resorts in Wisconsin, Illinois, Ohio, Missouri, California, Minnesota, and Texas and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	May 25, 2006	May 26, 2005	May 25, 2006	May 26, 2005
Revenues:
Rooms and telephone	$19,110	$14,166	$75,871	$56,778
Theatre admissions	20,195	19,608	93,429	96,157
Theatre concessions	10,204	9,693	45,496	45,785
Food and beverage	9,802	8,713	41,162	36,576
Other revenues	7,912	7,542	33,286	31,762

Total revenues	67,223	59,722	289,244	267,058
Costs and expenses:
Rooms and telephone	7,129	5,865	27,852	22,726
Theatre operations	16,315	15,988	73,527	75,560
Theatre concessions	2,189	2,115	9,672	9,896
Food and beverage	7,455	7,149	31,461	28,640
Advertising and marketing	4,070	3,538	16,446	13,442
Administrative	6,516	6,956	29,001	26,084
Depreciation and amortization	6,585	6,203	26,131	24,503
Rent	899	507	3,630	1,989
Property taxes	2,641	2,429	10,395	8,145
Preopening expenses	399	420	805	816
Other operating expenses	5,908	4,180	20,784	16,355

Total costs and expenses	60,106	55,350	249,704	228,156

Operating income	7,117	4,372	39,540	38,902
Other income (expense):
Investment income	1,031	2,366	7,863	6,187
Interest expense	(3,389)	(3,493)	(14,397)	(14,874)
Gain (loss) on disposition of property,
equipment and investments in joint
ventures	(1,582)	(56)	1,749	2,195
Equity losses from unconsolidated joint
ventures, net	(742)	(471)	(1,868)	(1,090)

	(4,682)	(1,654)	(6,653)	(7,582)

Earnings from continuing operations
before income taxes	2,435	2,718	32,887	31,320
Income taxes	261	774	10,419	11,742

Earnings from continuing operations	2,174	1,944	22,468	19,578
Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	(846)	(771)	(1,905)	1,322
Gain on sale of discontinued operations,
net of income taxes	1,687	1,720	7,708	78,321

	841	949	5,803	79,643

Net earnings	$3,015	$2,893	$28,271	$99,221

Earnings per share - basic:
Continuing operations	$0.07	$0.07	$0.74	$0.65
Discontinued operations	0.03	0.03	0.19	2.64

Net earnings per share	$0.10	$0.10	$0.93	$3.29

Earnings per share - diluted:
Continuing operations	$0.07	$0.06	$0.73	$0.64
Discontinued operations	0.03	0.03	0.18	2.61

Net earnings per share	$0.10	$0.09	$0.91	$3.25

Weighted average shares outstanding:
Basic	30,612	30,293	30,439	30,120
Diluted	31,077	30,654	30,939	30,526

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited) May 25, 2006	(Audited) May 26, 2005
Assets:
Cash and cash equivalents	$34,528	$259,057
Cash held by intermediaries	1,752	28,552
Accounts and notes receivable	17,691	11,615
Refundable income taxes	216	871
Deferred income taxes	5,898	5,464
Other current assets	11,273	4,856
Assets of discontinued operations	7,545	22,860
Property and equipment - net	450,529	398,748
Other assets	57,802	55,476

Total Assets	$587,234	$787,499

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$19,899	$16,645
Taxes other than income taxes	11,064	8,507
Other current liabilities	22,331	19,237
Current maturities of long-term debt	53,402	25,765
Liabilities of discontinued operations	1,998	9,533
Long-term debt	123,110	170,888
Deferred income taxes	27,946	26,614
Deferred compensation and other	26,161	16,649
Shareholders’ equity	301,323	493,661

Total Liabilities and Shareholders’ Equity	$587,234	$787,499

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended May 25, 2006
Revenues	$32,181	$34,707	$335	$67,223	$625	$67,848
Operating income (loss)	6,300	3,101	(2,284)	7,117	(1,088)	6,029
Depreciation and amortization	3,018	3,285	282	6,585	18	6,603
13 Weeks Ended May 26, 2005
Revenues	$31,316	$28,068	$338	$59,722	$1,278	$61,000
Operating income (loss)	5,773	1,204	(2,605)	4,372	(1,147)	3,225
Depreciation and amortization	3,242	2,758	203	6,203	59	6,262
52 Weeks Ended May 25, 2006
Revenues	$145,990	$141,917	$1,337	$289,244	$5,358	$294,602
Operating income (loss)	32,481	15,613	(8,554)	39,540	(2,859)	36,681
Depreciation and amortization	12,372	12,632	1,127	26,131	143	26,274
52 Weeks Ended May 26, 2005
Revenues	$149,125	$116,532	$1,401	$267,058	$52,060	$319,118
Operating income (loss)	34,791	12,658	(8,547)	38,902	2,488	41,390
Depreciation and amortization	12,148	10,955	1,400	24,503	3,899	28,402

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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